EXHIBIT 10.1

AMENDMENT TO THE
SPX FLOW SUPPLEMENTAL RETIREMENT SAVINGS PLAN
SPX FLOW, Inc. currently maintains the SPX FLOW Supplemental Retirement Savings Plan (the “Plan”). Pursuant to the powers of amendment reserved in Section 7.1 of the Plan, effective as of May 7, 2019, SPX FLOW, Inc. hereby amends the Plan in the following manner:

1.	The first paragraph of Section 3.1(e) of the Plan is amended to read as follows:
“With respect to a Plan Year, a Participant may elect to have a percentage of Compensation deferred under this Plan with respect to any Compensation for services performed during the given Plan Year, even if such Compensation is paid during the following Plan Year. Such deferrals shall occur on a per payroll basis, and shall be credited by the Company to this Plan. Such an election with respect to any Plan Year must be made no later than December 31st of the preceding Plan Year, during the time period prescribed by the Administrator; provided, however, to the extent permitted by Code Section 409A, the Administrator may, in its discretion and in a manner and time period it so prescribes, provide, with respect amounts deferred pursuant to clause (ii) of the following paragraph, that such election be made no later than June 30th of such Plan Year. Such elections for Participants shall be irrevocable for the applicable Plan Year after the election deadline prescribed by the Administrator for such Participant pursuant to the preceding sentence.”

2.	Section 4.3 of the Plan is amended by replacing the first sentence thereof with the following:
“Each Participant (and Beneficiary, as provided at Section 5.6) shall be permitted to direct the manner in which credits to his Account shall be treated as invested from among the Deferred Mutual Funds available under the Plan. The Deferred Mutual Funds available under the Plan shall be the investment funds offered under the Qualified Savings Plan subject to (i) such exceptions as the Compensation Committee may determine in its sole discretion and (ii) any administrative delay or limitations in implementing conforming investment line-up changes as determined by the Administrator; provided, however, that no Company stock fund (or other similar fund) shall be offered as a Deferred Mutual Fund under the Plan.”